UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 31, 2010

K-SEA TRANSPORTATION PARTNERS L.P.

(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	001-31920 (Commission File Number)	20-0194477 (IRS Employer identification No.)

One Tower Center Boulevard, 17th Floor East Brunswick, New Jersey (Address of principal executive offices)	08816 (Zip Code)

Registrant’s telephone number, including area code: (732) 565-3818

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

Revolver Amendment

K-Sea Operating Partnership L.P. (the “Operating Partnership”), a wholly owned subsidiary of K-Sea Transportation Partners L.P. (the “Partnership”), has entered into an amendment, dated August 31, 2010 (the “Revolver Amendment”), to its Amended and Restated Loan and Security Agreement, dated as of August 14, 2007 (as amended though August 31, 2010, the “Revolving Loan Agreement”) among the Operating Partnership, as borrower, KeyBank National Association, as administrative agent and collateral trustee, Bank of America, N.A. (successor to LaSalle Bank National Association) and Citibank, N.A., as co-syndication agents, Citizens Bank of Pennsylvania and HSBC Bank USA, National Association, as co-documentation agents, and the lenders party thereto (the “Revolver Lenders”).  The Revolver Amendment, among other things, (1) reduces the Revolving Lenders’ commitments from $175 million to $115 million (subject to a maximum borrowing base equal to two-thirds of the orderly liquidation value of the vessel collateral), (2) amends the fixed charge coverage and total funded debt to EBITDA covenants and increases the asset coverage ratio, (3) maintains a July 1, 2012 maturity date, and (4) allows the Partnership to pay cash distributions subject to liquidity requirements and certain minimum financial ratios starting with the fiscal quarter ending March 31, 2011.  The Revolver Amendment is subject to the closing of the Preferred Unit investment and also subject to amendment and structuring fees totaling $1.16 million, payable to the Revolver Lenders.

As amended by the Revolver Amendment, the obligations under the Revolving Loan Agreement are collateralized by a first priority security interest, subject to permitted liens, on certain vessels of the Operating Partnership and other subsidiaries of the Partnership having an orderly liquidation value equal to at least 1.50 times the amount of the aggregate obligations (including letters of credit) outstanding under the Revolving Loan Agreement.  Borrowings under the Revolving Loan Agreement bear interest at a rate per annum equal, at the option of the Operating Partnership, to (a) the greater of the prime rate, the federal funds rate plus 0.5% or 1% above the 30-day London Interbank Offered Rate (“LIBOR”) (a “base rate loan”) or (b) the 30-day LIBOR, in each case plus a margin based upon the ratio of total funded debt to EBITDA, as defined in the Revolving Loan Agreement.  The Operating Partnership also incurs commitment fees, payable quarterly, on the unused amounts under this facility.  The following table summarizes the applicable margins under the Revolving Loan Agreement, as amended:

Ratio of Total Debt to EBITDA	LIBOR Margin	Base Rate Margin	Commitment Fee
Greater than or equal to 6.00:1.00	5.750%	4.750%	0.875%
Greater than or equal to 5.00:1.00 and less than 6.00:1.00	5.250%	4.250%	0.750%
Greater than or equal to 4.50:1.00 and less than 5.00:1.00	4.750%	3.750%	0.625%
Greater than or equal to 3.50:1.00 and less than 4.50:1.00	4.250%	3.250%	0.500%
Greater than or equal to 2.50:1.00 and less than 3.50:1.00	3.750%	2.750%	0.450%
Greater than or equal to 1.50:1.00 and less than 2.50:1.00	3.250%	2.250%	0.375%
Less than 1.50:1.00	2.750%	1.750%	0.375%

provided; that commencing on January 1, 2011, all pricing associated with a ratio in excess of 6.00:1.00 shall increase by 0.500% and shall continue to increase an additional 0.500% for each fiscal quarter thereafter for each quarter that such ratio exceeds 6.00:1:00.

As a result of the Revolver Amendment, the minimum fixed charge coverage ratio will decrease from 1.50 to 1.00 to 0.75 to 1.00 for the fiscal quarter ended June 30, 2010; 0.50 to 1.00 through December 31, 2010; 0.60 to 1.00 through June 30, 2011; 0.70 to 1.00 through December 31, 2011; 0.75 to 1.00 through March 31, 2012; and 1.05 to 1.00 through June 30, 2012 and thereafter. In addition, the Operating Partnership’s ratio of total funded debt to EBITDA may not exceed 6.50 to 1.00 for the fiscal quarter ended June 30, 2010; 6.90 to 1.00 through December 31, 2010; 6.75 to 1.00 through March 31, 2011; 6.50 to 1.00 through June 30, 2011; 5.75 to 1.00 through September 30, 2011; 5.20 to 1.00 through December 31, 2011; 4.85 to 1.00 through March 31, 2012; and 4.40 to 1.00 through June 30, 2012 and thereafter.

The Revolver Amendment limits quarterly cash distributions to the Partnership’s unitholders to $0.45 per unit and requires that the partnership maintain a minimum liquidity of $17.5 million in order to declare any distributions.  In general, the Revolver Amendment defines liquidity as the sum of (a) unrestricted cash of the Operating Partnership determined on a consolidated basis plus (b)(i) the lesser of (A) $115 million and (B) the orderly liquidation value of the vessel collateral divided by 1.50, minus (ii) the aggregate amount outstanding to the lenders as of the date of such determination.  The Partnership will be permitted to pay distributions if (a) the fixed charge coverage ratio is at least 1.0 to 1.0 for two consecutive fiscal quarters prior to and after giving effect to such distributions; (b) the projected fixed charge coverage ratio is equal to or greater than 1.0 to 1.0 for the next twelve months and is equal to or greater than 1.0 to 1.0 in three of four of those quarters; and (c) the total funded debt to EBITDA ratio is less than 5.0 times.  No such cash distributions may be paid prior to the end of the March 31, 2011 quarter.

Securities Purchase Agreement

On September 1, 2010, the Partnership and its general partner entered into a securities purchase agreement with KA First Reserve, LLC (“KA First Reserve”), a partnership between First Reserve and Kayne Anderson Capital Advisors, whereby, subject to satisfaction of certain closing conditions, KA First Reserve will invest $85.0 million in cash in the Partnership in exchange for approximately 15.7 million Series A preferred units (the “Preferred Units”).  In addition, KA First Reserve has agreed to purchase an additional $15 million of Preferred Units on the same terms as the first investment upon clearance of a Hart-Scott-Rodino review.  The net proceeds from the sale of the Preferred Units will be used to reduce outstanding indebtedness and pay fees and expenses related to the transaction.

The Preferred Units will have a coupon of 13.5%, with payment-in-kind distributions through the quarter ended June 30, 2012 or, if earlier, when the Partnership resumes cash distributions on its common units.  The Preferred Units convert on a one-for-one basis into common units at KA First Reserve’s option, subject to certain adjustments.  The Partnership will have an option to force the conversion after three years if the price of the Partnership’s common units is 150% of the conversion price on average for 20 consecutive days on a volume-weighted basis.  The Preferred Units were priced at $5.43 per unit, which represents a 10% premium to the 5-day volume weighted average price of Partnership’s common units as of August 26, 2010.  Upon closing of the first Preferred Unit investment, the Partnership’s board will be expanded from six members to nine members, and KA First Reserve will be entitled to appoint three directors to the board.

In connection with the Preferred Unit investment, KA First Reserve has also been granted the right to acquire a 35% interest in the entity that owns the Partnership’s Incentive Distribution Rights.  This right expires on the one-year anniversary of the first closing.

The agreement contains representations, warranties, covenants and indemnities that are customary for private placements by public companies.  The closing is subject to a number of closing conditions, including:

•                  the sale of certain vessels to an international buyer must have closed;

•                  the closing of the amendments to the Revolving Credit Facility and Term Loan Facility;

•                  the limited liability company agreement of the entity that holds the Partnership’s Incentive Distribution Rights must have been amended to include provisions reasonably acceptable to the KA First Reserve;

•                  the Operating Partnership or its affiliates shall have amended certain operating leases on terms reasonably satisfactory to KA First Reserve; and

•                  other customary closing conditions.

Item 2.02.              Results of Operations and Financial Condition.

On August 31, 2010, the Partnership issued a press release announcing financial results for the fourth quarter and full year of fiscal 2010.  A copy of the press release is furnished as Exhibit 99.1 to this report.

The information being furnished pursuant to Item 2.02 of this Form 8-K shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into a filing under the Securities Act of 1933, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 8.01               Other Events.

Also on September 1, 2010, the Operating Partnership entered into an amendment (the “Term Loan Amendment”) to its Secured Term Loan Credit Facility dated as of June 4, 2008, as amended, in the amount of $57.6 million (as amended through August 31, 2010, the “Term Loan Facility”) between the Operating Partnership and DnB NOR Bank ASA.  The Term Loan Amendment amends the financial covenants and interest margin in the Term Loan Facility to conform to the financial covenants and LIBOR margins in the Revolving Loan Agreement, as amended by the Revolver Amendment, and requires that an amendment fee of 0.5% of the outstanding principal be paid by the Operating Partnership.  At August 31, 2010, borrowings outstanding under the Term Loan Facility were $55.3 million.

The Operating Partnership and K-Sea Transportation LLC have also obtained from certain shipowners under operating leases consents to incorporate by reference into such operating leases the financial covenants contained in the Revolver Amendment.

Item 9.01.                  Financial Statements and Exhibits.

The exhibit listed below is furnished pursuant to Item 2.02 of this Form 8-K.

(d)           Exhibits.

99.1                           Press Release issued September 1, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

K-SEA TRANSPORTATION PARTNERS L.P.

	By:	K-SEA GENERAL PARTNER L.P.,
its general partner

		By:	K-SEA GENERAL PARTNER GP LLC,
its general partner

Date: September 2, 2010		By:	/s/ Terrence P. Gill
Terrence P. Gill
Chief Financial Officer

EXHIBIT INDEX

EXHIBIT NUMBER	EXHIBIT DESCRIPTION
99.1	Press Release issued September 1, 2010